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                                                                    EXHIBIT 99.1

To Our Stockholders and Friends:

     InSite Vision has made good progress in developing a rich pipeline of innovative diagnostic, therapeutic and drug delivery solutions for the ophthalmic market. I would like to take this opportunity to review with you recent key events, and to discuss their impact on the future direction and performance of our company.

To enhance our ability to execute against an aggressive timetable to achieve profitability, we have secured or initiated concrete efforts to attract additional senior managerial strength, financial resources and Wall Street visibility.

In order to successfully build the necessary infrastructure to support the distribution and sales endeavors for the ISV-900: Glaucoma Test, we have hired two seasoned sales and marketing executives from Allergan.. Also, a former executive from Pharmacia's ophthalmology programs has joined our company on a consulting basis. We have recruited additional senior managers to handle our increasing product development experimentation, and the firm of Lippert/Heilshorn & Associates has been engaged to manage our investor relations activities.

To further augment our balance sheet, if and when the need arises, we will continue to seek additional funds from investors. Of course, there can be no guarantee that additional funds will be available to us on acceptable terms.

ISV-900: Glaucoma Test
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Glaucoma is the leading cause of preventable blindness in the United States, affecting 2 million to 3 million people. It is believed that an additional 2 million to 3 million people have the disease, but are currently undiagnosed and untreated.

The first generation of our ISV-900 Glaucoma Test is designed to identify glaucoma patients who have a more progressive form of the disease and for whom the disease may be refractory to conventional anti-glaucoma drugs. These patients, once identified, could be more aggressively treated in an effort to limit visual impairment. We anticipate launching this test in the U.S. in the second half of this year, and we will be sharing our launch plans with you in the latter part of March.

ISV-205: Glaucoma Therapeutic
-----------------------------

The ISV-205 Glaucoma Therapeutic partnership with Pharmacia remains strong, and Pharmacia is currently conducting a Phase llb clinical trial. Plans are underway for the next phase of the program, which is being managed by Pharmacia. InSite Vision is primarily serving in an advisory and consulting role in product and process development.

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ISV-401: Broad-Spectrum Antibiotic
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Product development efforts on this attractive antibiotic are being pursued diligently, and we have set a pre-IND meeting with the FDA. At this meeting, our intent is to present details of our research and clinical endeavors, and to solicit their guidance towards an accelerated development plan.

ISV-403: Second-Generation Fluoroquinolone
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We recently executed a letter of intent with SSP Co., Ltd of Japan to in-license two newly developed anti-infective fluoroquinolone compounds for ophthalmic delivery. One of these compounds has already been successfully incorporated into our DuraSite(R) system and is designated as ISV-403. Preliminary data indicates that this new anti-infective formulation may provide increased bioavailability, which may result in an improvement in dosing frequency and efficacy compared with products presently on the market.

With this brief update, I'd like to reiterate our commitment to keeping our stockholders informed about our developments through the issuance of timely news releases and conference calls. Thank you very much for your interest and for your continued support of our company.


/s/ S. KUMAR CHANDRASEKARAN
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S. Kumar Chandrasekaran, Ph.D.
CEO and Chairman of the Board


This letter contains certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision. Such statements entail a number of risks and uncertainties involving the results of preclinical and clinical studies and determinations by the U.S. Food & Drug Administration, as well as the risk factors listed from time to time in the Company's SEC filings including, but not limited to, its Form 10-Q for the quarter ended September 30, 2000.